Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES STRONG FIRST-QUARTER 2020 FINANCIAL RESULTS

Santa Monica, CA – May 5, 2020 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced first-quarter 2020 results.

“Our goal to connect the world through epic entertainment is more important to our players than ever before,” said Bobby Kotick, Chief Executive Officer of Activision Blizzard. “We delivered strong financial results for the first quarter, and are raising our full year outlook. I have been awestruck by the strength of our employees and their families during this difficult time. Whether managing healthcare or childcare, performing public service or community service, our teams around the world have shown ingenuity and resilience. In the face of so many difficulties, our employees have made certain that the joy, the engagement, and the benefits of gaming remain an effective way to help keep our 400 million players around the world connected and safe.”

Financial Metrics

	Q1
(in millions, except EPS)	2020	Prior Outlook*	2019
GAAP Net Revenues	$1,788	$1,640	$1,825
Impact of GAAP deferralsA	$(266)	$(365)	$(567)

GAAP EPS	$0.65	$0.55	$0.58
Non-GAAP EPS	$0.76	$0.66	$0.78
Impact of GAAP deferralsA	$(0.18)	$(0.31)	$(0.47)

     * Prior outlook was provided by the company on February 6, 2020 in its earnings release.

For the quarter ended March 31, 2020, Activision Blizzard’s net revenues presented in accordance with GAAP were $1.79 billion, as compared with $1.83 billion for the first quarter of 2019. GAAP net revenues from digital channels were $1.44 billion, as compared with $1.39 billion for the first quarter of 2019. GAAP operating margin was 34%. GAAP earnings per diluted share were $0.65, as compared with $0.58 for the first quarter of 2019.

For the quarter ended March 31, 2020, on a non-GAAP basis, Activision Blizzard’s operating margin was 40% and earnings per diluted share were $0.76, as compared with $0.78 for the first quarter of 2019.

For the quarter ended March 31, 2020, operating cash flow was $148 million. For the trailing twelve-month period, operating cash flow was $1.53 billion.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

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Activision Blizzard Announces Q1 2020 Financial Results

Operating Metrics

For the quarter ended March 31, 2020, Activision Blizzard’s net bookingsB were $1.52 billion, as compared with $1.26 billion for the first quarter of 2019. Net bookingsB from digital channels were $1.36 billion, as compared with $1.07 billion for the first quarter of 2019. In-game net bookingsC were $956 million, as compared with $794 million for the first quarter of 2019.

For the quarter ended March 31, 2020, overall Activision Blizzard Monthly Active Users (MAUs)D were 407 million.

COVID-19 Response

At Activision Blizzard, our number one priority is the health and safety of our employees and their families. All of our offices moved to work-from-home environments by mid-March. We are covering all costs of testing and treatment for affected employees and their families, and we have increased access to tele-health resources and contracted private doctors and medical support in regions where our employees live and work. And we are continuing to find other ways to support our employees and their families as we navigate through this unprecedented situation, including services to help families balance work and home life.

The digital nature of our content means our creative talent can continue to work on our product pipeline from home. While the shift to remote working adds complexity and challenges in some areas of the game development process, we are implementing mitigation measures to address these areas and, based on the work to date, we still expect to deliver a robust slate of content over the remainder of the year.

We have leveraged our game platforms to disseminate critical health and safety information while offering in-game events and rewards to promote social distancing. We have made donations to world class health organizations and medical centers in cities where our employees live and work, funding promising convalescent blood therapies and drug trials. And we have made an additional contribution to our own Call of Duty Endowment to continue placing veterans into high-quality jobs.

The increasingly digital, recurring and cash-generative nature of our operations remains one of our fundamental strengths. With a strong balance sheet, low capital intensity and a track record of disciplined capital allocation, we have substantial flexibility as we navigate through an uncertain environment.

Selected Business Highlights

Activision Blizzard exceeded its first-quarter outlook, driven primarily by our investment in creative and commercial initiatives for Call of Duty® delivering better-than-expected results throughout the quarter. We also saw continued momentum for World of Warcraft® and better-than-expected results for other key franchises, as populations sheltering at home turned to our content for entertainment and social connection. These trends have continued so far in the second quarter, with business momentum accelerating further in April. In the current environment, we are fortunate to still be in a position to enable some of the world’s best gaming experiences through our direct digital connection to hundreds of millions of people.

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Activision Blizzard Announces Q1 2020 Financial Results

Activision

•	Activision had 102 million MAUsD in the first quarter.

•	Call of Duty: Warzone launched on March 10, 2020 and has reached over 60 million players to date.

•	Life-to-date, Modern Warfare has sold through more units and has more players than any prior Call of Duty title at this point after its release.

•	In the first quarter, Call of Duty: Modern Warfare® unit sell-through was the highest for the franchise outside of a launch quarter. Following substantial year-over-year growth versus the prior title in January and February, unit sell-through accelerated in March, driven by upgrades from Warzone as well as rising demand amidst shelter-at-home conditions.

•	Also in the first quarter, Modern Warfare in-game net bookingsC more than doubled year-over-year versus Black Ops 4.

•	Call of Duty Mobile continued to build on last October’s breakout launch with new content, features and events aimed at optimizing engagement, retention and player investment. The game saw increased reach and engagement in March, driven by an increased cadence of compelling content and events as well as shelter-at-home tailwinds.

•	Originally planned in a local city-based homestand format, the inaugural season of the professional Call of Duty LeagueTM pivoted all matches to online play and remote production for the remainder of the regular season, to keep players and fans safe while still delivering premium esports content to a global audience.

Blizzard

•	Blizzard had 32 million MAUsD in the first quarter.

•	After doubling in the second half of 2019, World of Warcraft’s active player community[1] increased further in the first quarter, driven by both new and returning players, as the team continued to deliver more content between expansions than ever before.

•	Each of Blizzard’s key franchises experienced a month-on-month increase in MAUsD in March as a result of shelter-at-home tailwinds.

•	Hearthstone® engagement improved sequentially, driven by the new Battlegrounds game mode launched in November, and strong execution in live operations.

•	Overwatch® engagement increased meaningfully in March and the Overwatch LeagueTM successfully moved to online play and remote production during the quarter.

King

•	King had 273 million MAUsD in the first quarter.

•	MAUsD grew month-over-month in both January and February, and further accelerated in March as shelter-at-home conditions came into effect.

•	Candy CrushTM franchise MAUsD grew year-over-year in each month of the quarter, with double-digit growth in March. Within the franchise, the community played more game rounds than in any quarter since Activision Blizzard’s acquisition of King.

•	Candy Crush SagaTM and the wider Candy Crush franchise were once again the top-grossing title and franchise in the U.S. mobile app stores.[2]

•	Advertising net bookingsB grew over 75% year-over-year, even against the backdrop of the sudden decline in demand across the digital advertising sector in March.

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Activision Blizzard Announces Q1 2020 Financial Results

Company Outlook

Our business exhibited accelerating momentum entering the second quarter from the dual tailwinds of strong execution in the Call of Duty franchise following last year’s increased investment, and increased engagement as people turned to our interactive content as they sheltered at home. The full extent of the impact of the COVID-19 pandemic on our business, operations, and financial results will depend on numerous evolving factors that we are not able to fully predict at this time. While there are risks related to global economic weakness, rising unemployment, pressures on the retail channel, pricing and other potential factors, we also see many positive opportunities for our operating performance this year, including the potential for continued heightened engagement in our content well beyond the second quarter. We have aimed to be prudent in our guidance to account for these effects, and we believe there is potential for overperformance if these risks do not materialize.

Regarding product development, the majority of our employees are currently working from home, which while adding complexity to some areas of the game development process, has not currently changed our plans for our key content releases this year.

Since we provided our initial guidance in February, the strengthening dollar has resulted in an additional FX headwind to full year net bookings of approximately $100 million. Further, the strengthening dollar and lower interest income from the current interest rate environment represent an additional headwind to full-year GAAP and non-GAAP EPS of approximately $0.08 versus our prior outlook. Nonetheless, with strong momentum across the business we are raising our outlook for net revenues and EPS for the year, more than passing through the Q1 earnings outperformance despite these headwinds.

(in millions, except EPS)	GAAP Outlook	Non-GAAP Outlook	Impact of GAAP deferralsA
CY 2020
Net Revenues	$6,800	$6,800	$100
EPS	$2.22	$2.62	$(0.02)
Fully Diluted Shares	778	778

Q2 2020
Net Revenues	$1,690	$1,690	$(15)
EPS	$0.54	$0.64	$0.01
Fully Diluted Shares	776	776

Net bookingsB are expected to be $6.9 billion for 2020 and $1.675 billion for the second quarter of 2020.

Capital Allocation

The Board of Directors declared a cash dividend of $0.41 per common share, payable on May 6, 2020 to shareholders of record at the close of business on April 15, 2020, which represents an 11% increase from 2019.

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Activision Blizzard Announces Q1 2020 Financial Results

Conference Call

Today at 4:30 p.m. EDT, Activision Blizzard’s management will host a conference call and webcast to discuss the company’s results for the quarter ended March 31, 2020 and management’s outlook for the remainder of the calendar year. The company welcomes all members of the financial and media communities and other interested parties to visit https://investor.activision.com to listen to the conference call via live Webcast or to listen to the call live by dialing into 866-777-2509 in the U.S. We encourage participants to pre-register for the conference call using the following link http://dpregister.com/10142657. A replay of the call will also be available after the call's conclusion and archived for one year at https://investor.activision.com/events.cfm.

About Activision Blizzard

Activision Blizzard, Inc. connects and engages the world through epic entertainment. A member of the Fortune 500 and S&P 500, Activision Blizzard is a leading interactive entertainment company. We delight hundreds of millions of monthly active users around the world through franchises including Activision’s Call of Duty®, Spyro®, and Crash Bandicoot™, Blizzard Entertainment's World of Warcraft®, Overwatch®, Hearthstone®, Diablo®, StarCraft®, and Heroes of the Storm®, and King's Candy Crush™, Bubble Witch™, and Farm Heroes™. Headquartered in Santa Monica, California, Activision Blizzard has operations throughout the world. More information about Activision Blizzard and its products can be found on the company's website, www.activisionblizzard.com.

1 Defined as players with monthly or longer-term subscriptions.

2 Based on App Annie Intelligence.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

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Activision Blizzard Announces Q1 2020 Financial Results

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•	expenses related to share-based compensation;

•	the amortization of intangibles from purchase price accounting;

•	fees and other expenses related to acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;

•	restructuring and related charges;

•	other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;

•	the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and

•	significant discrete tax-related items, including amounts related to changes in tax laws (including the Tax Cuts and Jobs Act enacted in December 2017), amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

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Activision Blizzard Announces Q1 2020 Financial Results

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services and restructuring activities; (3) statements of future financial or operating performance, including the impact of tax items thereon; and (4) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

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Activision Blizzard Announces Q1 2020 Financial Results

We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the ongoing global impact of a novel strain of coronavirus which emerged in December 2019 (“COVID-19”) (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers and distributors who sell our physical product to customers; effects on our ability to release our content in a timely manner; the impact of large-scale intervention by the Federal Reserve and other central banks around the world, including the impact on interest rates; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; concentration of revenue among a small number of franchises; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; our ability to attract, retain and motivate skilled personnel; rapid changes in technology and industry standards; competition, including from other forms of entertainment; increasing importance of revenues derived from digital distribution channels; risks associated with the retail sales business model; the continued growth in the scope and complexity of our business, including the diversion of management time and attention to issues relating to the operations of our newly acquired or started businesses and the potential impact of our expansion into new businesses on our existing businesses; substantial influence of third-party platform providers over our products and costs; risks associated with transitions to next-generation consoles; success and availability of video game consoles manufactured by third parties; risks associated with the free-to-play business model, including dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; our ability to realize the expected financial and operational benefits of, and effectively implement and manage, our previously-announced restructuring actions; our ability to quickly adjust our cost structure in response to sudden changes in demand; risks and costs associated with legal proceedings; intellectual property claims; changes in tax rates or exposure to additional tax liabilities, as well as the outcome of current or future tax disputes; our ability to sell products at assumed pricing levels; reliance on external developers for development of some of our software products; the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt; the seasonality in the sale of our products; counterparty risks relating to customers, licensees, licensors, and manufacturers, which have been magnified as a result of the COVID-19 pandemic; risks associated with our use of open source software; piracy and unauthorized copying of our products; insolvency or business failure of any of our partners, which has been magnified as a result of the COVID-19 pandemic; risks and uncertainties of conducting business outside the United States (“U.S.”); increasing regulation of our business, products, and distribution in key territories; compliance with continually evolving laws and regulations concerning data privacy; reliance on servers and networks to operate our games and our proprietary online gaming service; potential data breaches and other cybersecurity risks; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and this Quarterly Report on Form 10-Q.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard, Inc.

Investors and Analysts:

ir@activisionblizzard.com

or

Press:

pr@activisionblizzard.com

###

(Tables to Follow)

8

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Net revenues
Product sales	$543	$656
Subscription, licensing, and other revenues [1]	1,245	1,169
Total net revenues	1,788	1,825

Costs and expenses
Cost of revenues—product sales:
Product costs	119	152
Software royalties, amortization, and intellectual property licenses	82	111
Cost of revenues—subscription, licensing, and other:
Game operations and distribution costs	258	239
Software royalties, amortization, and intellectual property licenses	46	61
Product development	238	249
Sales and marketing	243	207
General and administrative	167	179
Restructuring and related costs	23	57
Total costs and expenses	1,176	1,255

Operating income	612	570
Interest and other expense (income), net	8	3
Income before income tax expense	604	567

Income tax expense	99	120

Net income	$505	$447

Basic earnings per common share	$0.66	$0.58
Weighted average common shares outstanding	769	764

Diluted earnings per common share	$0.65	$0.58
Weighted average common shares outstanding assuming dilution	774	770

[1]	Subscription, licensing, and other revenues represent revenues from World of Warcraft subscriptions, licensing royalties from our products and franchises, downloadable content, microtransactions, and other miscellaneous revenues.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$5,906	$5,794
Accounts receivable, net	590	848
Software development	293	322
Other current assets	330	328
Total current assets	7,119	7,292
Software development	90	54
Property and equipment, net	236	253
Deferred income taxes, net	1,234	1,293
Other assets	664	658
Intangible assets, net	498	531
Goodwill	9,763	9,764
Total assets	$19,604	$19,845

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$158	$292
Deferred revenues	1,064	1,375
Accrued expenses and other liabilities	1,338	1,248
Total current liabilities	2,560	2,915
Long-term debt, net	2,675	2,675
Deferred income taxes, net	458	505
Other liabilities	890	945
Total liabilities	6,583	7,040

Shareholders’ equity
Common stock	—	—
Additional paid-in capital	11,213	11,174
Treasury stock	(5,563)	(5,563)
Retained earnings	7,999	7,813
Accumulated other comprehensive loss	(628)	(619)
Total shareholders’ equity	13,021	12,805
Total liabilities and shareholders’ equity	$19,604	$19,845

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

SUPPLEMENTAL CASH FLOW INFORMATION

(Amounts in millions)

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	Year over Year % Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$450	$154	$309	$918	$148	(67)%
Capital Expenditures	18	27	34	37	19	6
Non-GAAP Free Cash Flow[1]	432	127	275	881	129	(70)

Operating Cash Flow - TTM[2]	1,711	1,856	1,912	1,831	1,529	(11)%
Capital Expenditures - TTM[2]	118	115	113	116	117	(1)
Non-GAAP Free Cash Flow - TTM[2]	$1,593	$1,741	$1,799	$1,715	$1,412	(11)

1 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

2 TTM represents trailing twelve months. Operating Cash Flow for the three months ended June 30, 2018, three months ended September 30, 2018, and three months ended December 31, 2018, were $9 million, $253 million, and $999 million, respectively. Capital Expenditures for the three months ended June 30, 2018, three months ended September 30, 2018, and three months ended December 31, 2018, were $30 million, $36 million, and $34 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES

(Amounts in millions, except per share data)

Three Months Ended March 31, 2020	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortiz ation	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,788	$119	$82	$258	$46	$238	$243	$167	$23	$1,176
Share-based compensation[1]	—	—	(5)	—	—	(8)	(7)	(23)	—	(43)
Amortization of intangible assets[2]	—	—	—	—	(31)	—	—	(2)	—	(33)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(23)	(23)
Non-GAAP Measurement	$1,788	$119	$77	$258	$15	$230	$236	$142	$—	$1,077

Net effect of deferred revenues and related cost of revenues[4]	$(266)	$(39)	$(52)	$(4)	$—	$—	$—	$—	$—	$(95)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$612	$505	$0.66	$0.65
Share-based compensation[1]	43	43	0.06	0.06
Amortization of intangible assets[2]	33	33	0.04	0.04
Restructuring and related costs[3]	23	23	0.03	0.03
Income tax impacts from items above[5]	—	(13)	(0.02)	(0.02)
Non-GAAP Measurement	$711	$591	$0.77	$0.76

Net effect of deferred revenues and related cost of revenues[4]	$(171)	$(141)	$(0.19)	$(0.18)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES

(Amounts in millions, except per share data)

Three Months End ed March 31, 2019	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,825	$152	$111	$239	$61	$249	$207	$179	$57	$1,255
Share-based compensation[1]	—	—	(10)	—	—	(20)	(4)	(29)	—	(63)
Amortization of intangible assets[2]	—	—	—	—	(53)	—	—	(1)	—	(54)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(57)	(57)
Non-GAAP Measurement	$1,825	$152	$101	$239	$8	$229	$203	$149	$—	$1,081

Net effect of deferred revenues and related cost of revenues[4]	$(567)	$(53)	$(66)	$(6)	$(1)	$—	$—	$—	$—	$(126)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$570	$447	$0.58	$0.58
Share-based compensation[1]	63	63	0.08	0.08
Amortization of intangible assets[2]	54	54	0.07	0.07
Restructuring and related costs[3]	57	57	0.07	0.07
Income tax impacts from items above[5]	—	(18)	(0.02)	(0.02)
Non-GAAP Measurement	$744	$603	$0.79	$0.78

Net effect of deferred revenues and related cost of revenues[4]	$(441)	$(361)	$(0.47)	$(0.47)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

OPERATING SEGMENTS INFORMATION

(Amounts in millions)

Three Months Ended:	March 31, 2020				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$519	$437	$498	$1,454	$202	$98	$(31)	$269
Intersegment net revenues[1]	—	15	—	15	—	10	—	10
Segment net revenues	$519	$452	$498	$1,469	$202	$108	$(31)	$279

Segment operating income	$184	$197	$156	$537	$111	$142	$(22)	$231

Operating Margin				36.6%

	March 31, 2019
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$317	$339	$529	$1,185
Intersegment net revenues[1]	—	5	—	5
Segment net revenues	$317	$344	$529	$1,190

Segment operating income	$73	$55	$178	$306

Operating Margin				25.7%

[1]	Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense; amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated operating income.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

OPERATING SEGMENTS INFORMATION

(Amounts in millions)

	Three Months Ended March 31,
	2020	2019
Reconciliation to consolidated net revenues:
Segment net revenues	$1,469	$1,190
Revenues from non-reportable segments[1]	68	73
Net effect from recognition (deferral) of deferred net revenues[2]	266	567
Elimination of intersegment revenues[3]	(15)	(5)
Consolidated net revenues	$1,788	$1,825

Reconciliation to consolidated income before income tax expense:
Segment operating income	$537	$306
Operating income (loss) from non-reportable segments[1]	3	(3)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	171	441
Share-based compensation expense	(43)	(63)
Amortization of intangible assets	(33)	(54)
Restructuring and related costs[4]	(23)	(57)
Consolidated operating income	612	570
Interest and other expense (income), net	8	3
Consolidated income before income tax expense	$604	$567

[1]	Includes other income and expenses from operating segments managed outside the reportable segments, including our distribution business. Also includes unallocated corporate income and expenses.
[2]	Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
[3]	Intersegment revenues reflect licensing and service fees charged between segments.
[4]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY DISTRIBUTION CHANNEL

(Amounts in millions)

	Three Months Ended
	March 31, 2020		March 31, 2019		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$1,441	81%	$1,393	76%	$48	3%
Retail channels	221	12	313	17	(92)	(29)
Other[3]	126	7	119	7	7	6
Total consolidated net revenues	$1,788	100%	$1,825	100%	$(37)	(2)

Change in deferred revenues[4]
Digital online channels[2]	$(86)		$(328)
Retail channels	(172)		(233)
Other[3]	(8)		(6)
Total changes in deferred revenues	$(266)		$(567)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Digital online channels represent revenues from digitally-distributed subscriptions, downloadable content, microtransactions, and products, as well as licensing royalties.
[3]	Net revenues from Other include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY PLATFORM

(Amounts in millions)

	Three Months Ended
	March 31, 2020		March 31, 2019		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$594	33%	$677	37%	$(83)	(12)%
PC	498	28	494	27	4	1
Mobile and ancillary[2]	570	32	535	29	35	7
Other[3]	126	7	119	7	7	6
Total consolidated net revenues	$1,788	100%	$1,825	100%	$(37)	(2)

Change in deferred revenues[4]
Console	$(231)		$(398)
PC	(19)		(149)
Mobile and ancillary[2]	(8)		(14)
Other[3]	(8)		(6)
Total changes in deferred revenues	$(266)		$(567)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Mobile and ancillary include revenues from mobile devices, as well as non-platform specific game related revenues, such as standalone sales of physical merchandise and accessories.
[3]	Net revenues from Other include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY GEOGRAPHIC REGION

(Amounts in millions)

	Three Months Ended
	March 31, 2020		March 31, 2019		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$948	53%	$988	54%	$(40)	(4)%
EMEA[2]	566	32	614	34	(48)	(8)
Asia Pacific	274	15	223	12	51	23
Total consolidated net revenues	$1,788	100%	$1,825	100%	$(37)	(2)

Change in deferred revenues[3]
Americas	$(143)		$(318)
EMEA[2]	(101)		(200)
Asia Pacific	(22)		(49)
Total changes in deferred revenues	$(266)		$(567)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

EBITDA and ADJUSTED EBITDA

(Amounts in millions)

					Trailing Twelve Months Ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	March 31, 2020

GAAP Net Income	$328	$204	$525	$505	$1,562
Interest and other expense (income), net	(34)	(2)	7	8	(21)
Provision for income taxes[1]	42	45	(78)	99	108
Depreciation and amortization	79	80	81	62	302
EBITDA	415	327	535	674	1,951

Share-based compensation expense[2]	38	27	39	43	147
Restructuring and related costs[3]	22	28	30	23	103
Discrete tax-related items[4]	—	—	17	—	17
Adjusted EBITDA	$475	$382	$621	$740	$2,218

Change in deferred net revenues and related cost of revenues[5]	$(135)	$(53)	$577	$171	$560

[1]	Provision for income taxes for the three months ended June 30, 2019 and December 31, 2019 also include impacts from significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and/or other unusual or unique tax-related items and activities.
[2]	Includes expenses related to share-based compensation.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the impact of other unusual or unique tax-related items and activities.
[5]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

Trailing twelve months are presented as calculated. Therefore, the sum of the quarters, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

GAAP to Non-GAAP Reconciliation

(Amounts in millions, except per share data)

	Outlook for the	Outlook for the
	Three Months Ending	Year Ending
	June 30, 2020	December 31, 2020

Net Revenues[1]	$1,690	$6,800
Change in deferred revenues[2]	$(15)	$100

Earnings Per Diluted Share (GAAP)	$0.54	$2.22
Excluding the impact of:
Share-based compensation[3]	0.06	0.30
Amortization of intangible assets[4]	0.02	0.10
Restructuring and related costs[5]	0.03	0.07
Income tax impacts from items above[6]	(0.01)	(0.06)
Earnings Per Diluted Share (Non-GAAP)	$0.64	$2.62

Net effect of deferred net revenues and related cost of revenues on Earnings Per Diluted Share[7]	$0.01	$(0.02)

[1]	Net Revenues represents the revenue outlook for both GAAP and Non-GAAP as they are measured the same.
[2]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.
[3]	Reflects expenses related to share-based compensation.
[4]	Reflects amortization of intangible assets from purchase price accounting, including intangible assets from the acquisition of King.
[5]	Reflects our restructuring initiatives, primarily severance, facilities, and other restructuring-related costs we expect to incur as we continue to execute against our previously disclosed restructuring plan.
[6]	Reflects the income tax impacts associated with the above items. Due to the inherent uncertainties in share price and option exercise behavior, we do not generally forecast excess tax benefits or tax shortfalls.
[7]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effect of taxes.

The per share adjustments and the GAAP and Non-GAAP earnings per share information are presented as calculated. Therefore, the sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

OPERATING METRICS

(Amounts in millions)

Net Bookings1

	Three Months Ended March 31,
	2020	2019	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,522	$1,258	$264	21%
In-game net bookings[2]	956	794	162	20

1 We monitor net bookings as a key operating metric in evaluating the performance of our business as it enables an analysis of performance based on the timing of actual transactions with our customers, along with providing a more timely indication of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

2 In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Activision	41	37	36	128	102
Blizzard	32	32	33	32	32
King	272	258	247	249	273
Total MAUs	345	327	316	409	407

3 We monitor our average monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.